EXHIBIT 10.4

MANAGEMENT SERVICES AGREEMENT

PARTIES:	PW Eagle, Inc.	(the “Company”)
1550 Valley River Drive
P.O. Box 10049
Eugene, OR 97440

	Spell Capital Partners, LLC	(the “Manager”)
222 South 9th Street, Suite 2880
Minneapolis, MN 55402

DATE:	January 1, 2004

RECITALS:

A. The Company is a Minnesota corporation with headquarters in Eugene, Oregon engaged in the business of manufacturing, distributing and selling poly vinyl chloride (PVC) pipe.

B. The Manager is a Minnesota limited liability company engaged, in among other things, the business of providing management and advisory services.

C. The Company has determined that it is in its best interests that the Manager provide management, advisory and investment analysis services for the Company, and the Manager has decided to provide such services to the Company.

AGREEMENT:

The hereto, each intending to be legally bound, agree as follows:

1. Appointment of Manager; Management Services. The Company appoints the Manager to act as manager of the Company pursuant to the terms of this Agreement. The Manager shall engage and maintain personnel for the purpose of identifying and structuring transactions and assisting with other services as set forth in this Agreement. Subject to the terms of this Agreement and any guidelines established by the Company’s Board of Directors, the Manager, on behalf of the Company, shall perform and render management, investment, consulting and other services to the Company as may be required by the Company, including, without limitation, the following:

(a)	providing general business advice, including recommendations as to, and identification of, potential investments and financing activities;

(b)	conducting due diligence in connection with potential investments;

(c)	structuring and negotiating acquisition, divestiture and financing transactions;

(d)	identifying, structuring, negotiating, obtaining bank, institutional and other sources of financing necessary or appropriate in connection with any proposed investment or the general capital needs of the Company, including arranging appropriate introductions; and

(e)	monitoring the performance of the Company and, where appropriate, providing advice to the Board of Directors of the Company (“Monitoring Activities”).

The Manager shall perform its obligations under this Agreement in good faith and in a diligent and timely manner. In addition to the services of its own personnel, the Manager shall, to the extent that it determines that it would be necessary or advisable in order to perform the services for the Company which are required hereunder, arrange for and coordinate the services of other professionals, experts and consultants (collectively, “Third Parties”) at the expense of the Company.

2. Management Fees. As compensation for providing the Company with the foregoing services, the Company will pay to the Manager a monthly management fee equal to $51,000.00 (the “Monthly Management Fee”) for each month of the Initial Term, and a pro-rata portion for each Additional Term. The Monthly Management Fee shall be payable monthly in advance. It is anticipated that the Board of Directors of the Company may from time to time declare discretionary bonuses for the Manager if warranted by the Manager’s performance and the performance of the Company. In addition, the Company’s Board of Directors may pay Manager transaction fees in connection with transactions entered into by the Company with the assistance of Manager.

3. Personnel and Office Space. The Manager shall be responsible for providing all personnel and office space required by it in order to perform its obligations under this Agreement.

4. Out-of-Pocket Expenses. The Company shall reimburse the Manager for substantiated and unreimbursed out-of-pocket expenses incurred by the Manager in satisfying its obligations under this Agreement; provided, however, that the Company shall not reimburse the Manager for expenses of salaries or employee benefits of employees of the Manager. The Company shall pay all costs and expenses of its professional advisors, including its attorneys and accountants.

5. Termination. The initial term of this Agreement shall be through December 31, 2005 (the “Initial Term”) and shall thereafter automatically be extended on a quarter-by-quarter basis (each, and “Additional Term”). In the event that the Company elects not to renew the Agreement for any Additional Term, the Company shall pay to the Manager, in addition to the Monthly Management Fee owing during the Initial Term or any Additional Term, an amount equal to twenty-four times the current Monthly Management Fee payable in full on the last day of the term. Either party may terminate this Agreement thirty days after a non-defaulting party notifies a defaulting party of its intention to terminate this Agreement pursuant to this provision as a result of a material breach hereof which remains uncured during such thirty day period.

6. Indemnification of Manager. The Company shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the Manager, its members, managers, employees, agents, assigns or any of their respective affiliates or any person who was, at the time in question, such a person (collectively, the “Related Persons”) and the Company shall release each Related Person, to the fullest extent permitted by law, from and against any and all Damages (as defined below), including, without limitation, Damages incurred in preparing or defending any action, claim, proceeding, investigation or appeal from any of the foregoing by or before any court or governmental authority, whether pending or threatened, whether or not a Related Person is or may be a party thereto, which, in the judgment of the Manager, arise out of, relate to or are in connection with this Agreement or the management or conduct of the business or affairs of the

Company provided that (a) the act or failure to act giving rise to such Damages was taken in good faith and except for any such Damages that are found by a court of competent jurisdiction to have resulted primarily from any act or omission which constituted gross negligence, intentional misconduct, an intentional or material breach of this Agreement or a knowing violation of law, and (b) if such Related Person is entitled to indemnification from any source other than the Company, then the Manager shall use its reasonable best efforts to cause such Related Person to seek indemnification from such other source simultaneously with seeking indemnification from the Company, and the amount recovered by such Related Person from such other source shall reduce the amount of the Company’s indemnification obligation hereunder. Attorneys’ fees and expenses shall be paid by the Company as they are incurred upon receipt of an undertaking, in each case, by or on behalf of the Related Person on whose behalf such expenses are incurred to repay such amounts if it is ultimately determined that such Related Person is not entitled to indemnification with respect thereto.

The indemnification provisions of this Section may be asserted and enforced by, and shall be for the benefit of, each Related Person, and each Related Person is hereby specifically empowered to assert and enforce such right; provided that any Related Person who enters into a settlement of any proceeding without the prior approval of the Manager (which approval shall not be unreasonably withheld) shall not be entitled to the indemnification provided in this section. The right of any Related Person to the indemnification provided herein shall be in addition to any and all rights to which such Related Person may otherwise be entitled by contract or as a matter of law or equity.

7. Liability of Manager. Neither the Manager nor any other Related Person shall be liable to the Company for any damages, losses, costs, and expenses (collectively, “Damages”) asserted against, suffered or incurred by the Company, arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to the management or conduct of the business and affairs of the Company, provided that such act or failure to act was taken in good faith and except, in each case, for Damages that are finally found by a court of competent jurisdiction to have resulted primarily from any act or omission of such Related Person which constituted gross negligence, intentional misconduct, an intentional or material breach of this Agreement or a knowing violation of law. For purposes of this Agreement, no Related Person shall be deemed per se not to have acted in good faith or to have acted with gross negligence, to have engaged in intentional misconduct, to have intentionally or materially breached this Agreement or to have knowingly violated the law in connection with the management or conduct of the business and affairs or other activities of such Related Person which involve a conflict of interest with the Company.

8. Relationship. The Manager shall be deemed to be an independent contractor and, unless expressly authorized, shall not be authorized to bind the Company. The Company shall not be obligated to follow or accept any recommendation made by the Manager. The management, policies and operations of the Company (including the ultimate approval of the making or disposition of any investment by the Company) shall be the responsibility of the Company and its board of directors.

9. Non-exclusivity; Other Activities. This Agreement and the duties of the Manager hereunder shall not preclude the Manager from providing services of a like nature to any other person or entity. The Company agrees that the Manager and any other Related Person may engage independently or with others, for its, his or her own account and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Company or otherwise, including, without limitation, purchasing, selling or holding securities for the account of any other person or enterprise or for its, his or her own account. The Company expressly agrees that the Manager and any other Related Person may earn directors’, management, advisory, consulting, finders’, transaction or similar fees from other persons and that any such fees shall be for the sole account of the Manager or such Related Person.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (a) personally delivered, or (b) three (3) business days after mailing, postage prepaid, by first class certified or registered airmail, or (c) sent by prepaid cable, telegram, telex or telecopy, addressed in each case as set forth above. The parties may each change the address for giving of notices and communications to it by written notice to the other parties in conformity with the foregoing.

11. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the law of the State of Minnesota. Any controversy or dispute arising under this Agreement shall be settled by arbitration conducted under the Commercial Arbitration Rules of the American Arbitration Association (without submitting such arbitration to their jurisdiction) by one or more arbitrators appointed in accordance with such rules then prevailing. The arbitration shall be held in Minneapolis, Minnesota.

12. Assignment. This Agreement shall not be assignable by either party without the prior consent of the other party. Notwithstanding the foregoing, each of the Company and the Manager may assign its duties and rights under this Agreement to an affiliate or a successor to substantially al of its business, respectively, without the other’s consent.

13. Complete Agreement. This Agreements represents the sole agreement relating to the subject matter hereof between the parties, and supercedes and replaces any other agreement between the parties, whether written or oral, relating to the subject matter hereof, including the Amended and Restated Office Sharing Agreement dated August 20, 2001.

IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement as of the date and year first above written.

PW EAGLE, INC.

By:	/s/ Scott Long

Scott Long

SPELL CAPITAL PARTNERS, LLC

By:	/s/ William H. Spell

William H. Spell

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